Exhibit 2.2

FORM 51-102F3
 MATERIAL CHANGE REPORT

1.	Name and Address of Company

MINCO GOLD CORPORATION
2772 - 1055 West Georgia Street
Vancouver British Columbia, Canada V6E 3R5

2.	Date of Material Change

April 20, 2017

3.	News Release

On April 20, 2017, Minco Gold Corporation (the “Company”) issued a news release through the facilities of Marketwired (the “News Release”).

4.	Summary of Material Change

Minco Gold announces that effective May 1, 2017, the Company’s common shares  will become listed and commence trading on the TSX Venture Exchange under the symbol “MMM”, pursuant to a change of business from a mineral exploration company to an Investment Issuer.

5.	Full Description of Material Change

See attached news release at Schedule “A” to this report.

6.	Reliance on Subsection 7.1(2) and (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

Ken Cai
 Chief Executive Officer
Telephone: (604) 688-8002

9.	Date of Report

April 20, 2017

Schedule “A”

TSX: MMM OTCQX: MGHCF FSE: MI5

April 20, 2017

NEWS RELEASE

MINCO GOLD SECURES TSX VENTURE EXCHANGE LISTING
EFFECTIVE MAY 1, 2017

Minco Gold Corporation (the "Company" or "Minco Gold") (TSX: MMM/OTCQX: MGHCF/FSE:MI5) is pleased to announce that effective Monday, May 1, 2017, the Company’s common shares will become listed and commence trading on the TSX Venture Exchange (“TSXV”) under the symbol “MMM”, pursuant to a change of business from a mineral exploration company to an Investment Issuer  under the policies of the TSXV.

Pursuant to an application to voluntarily delist from the Toronto Stock Exchange, the Company’s common shares will be delisted from the Toronto Stock Exchange effective Friday, April 28, 2017.

About Minco Gold

Minco Gold Corporation (TSXV:MMM / OTCQX: MGHCF / FSE:MI5) is a Canadian company focused on identifying high-quality investment opportunities, primarily in publicly traded and privately held corporations as well as direct ownership stakes in resource projects. The Company owns 11 million shares of Minco Silver Corporation. For more information on Minco Gold, please visit the website at www.mincogold.com or contact Jennifer Trevitt at (604)-688-8002 or pr@mincogold.com

2772 – 1055 W. Georgia St., Vancouver, BC,  Canada  V6E 3R5
Tel: (604)688-8002     Fax: (604)688-8030     Toll Free: (888)288-8288
E-mail: pr@mincomining.ca     Website: www.mincogold.com